UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 8-K/A

                                 CURRENT REPORT
   Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

          Date of Report (Date of earliest reported): February 1, 2005

                           EUROWEB INTERNATIONAL CORP.
               (Exact name of registrant as specified in charter)

       Delaware                      1-1200                  13-3696015
 (State or other jurisdiction      (Commission            (IRS Employer
    of incorporation)               File Number)        Identification No.)

                       1138 Budapest, Vaci ut 141. Hungary
               (Address of principal executive offices) (Zip Code)

     Registrant's telephone number, including area code: +36-1-8897000

                                   Copies to:
                             Gregory Sichenzia, Esq.
                            Stephen M. Fleming, Esq.
                       Sichenzia Ross Friedman Ference LLP
                           1065 Avenue of the Americas
                            New York, New York 10018
                              Phone: (212) 930-9700
                               Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):


/_/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)


/_/ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/_/ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/_/ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 5.02 Departure of Directors or Principal  Officers;  Election of Directors;
Appointment of Principal Officers.

     Pursuant to a Stock Purchase Agreement dated as of January 28, 2005, by and between KPN Telecom B.V. ("KPN Telecom"), a company incorporated under the laws of the Netherlands, and CORCYRA d.o.o., a Croatian company ("CORCYRA"), (the "Purchase Agreement"), KPN Telecom sold to CORCYRA 289,855 shares (the "Initial Shares") of common stock of EuroWeb International Corp. (the "Company") for US $1,000,000 (the "Initial Closing"). The Initial Closing occurred on February 1, 2005. Pursuant to the Purchase Agreement, CORCYRA has also agreed to purchase and, KPN has agreed to sell, KPN Telecom's remaining 2,036,188 shares of common stock of the Company (the "Final Shares") on April 30, 2006 (the "Final Closing"); provided, however, that upon 14 days' prior written notice to KPN Telecom, CORCYRA may accelerate the Final Closing to an earlier month-end date as specified in such notice; provided, further, that the Final Closing is subject to the satisfaction or waiver of all of the conditions to closing set forth in the Purchase Agreement.

     In connection with the Initial Closing, KPN Telecom agreed to use its best efforts to cause the resignation of KPN Telecom's sole two representatives on the Board of Directors of the Company, and to propose the Company that two representatives of CORCYRA be designated to fill the vacancies created thereby. Accordingly, the resignations of Hans Lipman and Daniel Kwantes from the Board of Directors were accepted on January 31, 2005, which were effective and conditional upon the Initial Closing and, therefore, were not effective until February 1, 2005. Mr. Lipman served on the compensation committee from which he also resigned. Messrs. Lipman and Kwantes did not serve on any other committees for the Company.

     At the Board of Directors' meeting on January 31, 2005, the Board of Directors of the Company also appointed Ilan Kenig and Yossi Attia to fill the vacancies created by the resignations of Messrs. Lipman and Kwantes which were effective and conditional upon Initial Closing and, therefore, were not effective until February 1, 2005. Pursuant to the Purchase Agreement, CORCYRA agreed to deliver at the Initial Closing resignation letters of Ilan Kenig and Yossi Attia, which shall only be effective in the event that (a) CORCYRA does not timely satisfy the closing conditions contained in the Purchase Agreement or
(b) the Purchase Agreement is otherwise terminated in accordance with its terms.

     There are no understandings or arrangements between Messrs. Kenig and Attia and any other person pursuant to which they were selected as a director. Messrs. Kenig and Attia presently do not serve on any Company committee. Messrs. Kenig and Attia may be appointed to serve as a member of a committee although there are no current definitive plans to appoint either of them to a committee as of the date hereof. Neither of Messrs. Kenig and Attia have any family relationship with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer. Additionally, neither of Messrs. Kenig and Attia have entered into a transaction, nor is there any proposed transaction, between either of them and the Company.

     Since 2000, Mr. Attia has been self employed as a real estate developer. Prior to entering into the real estate development industry, Mr. Attia served as the Senior Vice President of Investments of Interfirst Capital from 1996 to 2000. From 1994 though 1996, Mr. Attia was a Senior Vice President of Investments with Sutro & Co. and from 1992 through 1994 Mr. Attia served as the Vice President of investments of Prudential Securities. Mr. Attia received a BA in economics and marketing from Haifa University in 1987 and a MBA from Pepperdine University in 1995. Mr. Attia held Series 7 and 63 securities licenses from 1991 until 2002.

     Mr. Kenig has over 20 years of management, legal, venture capital and investment banking experience with specific emphasis in the technology and telecommunications arena. Mr. Kenig was appointed to the Company's Board on February 1, 2005. Mr. Kenig joined Unity Wireless Corporation ("Unity"), a designer, developer and manufacturer of wireless systems, as Vice President of Business Development in December 2001 before assuming the position of President and CEO in April 2002. From January 1999 until December 2001, Mr. Kenig pursued international finance activities and mergers and acquisitions in New York. Mr. Kenig was a founder of a law firm in Tel-Aviv representing technology and telecommunications interests. Mr. Kenig holds a law degree from Bar-Ilan University.

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Item 9.01   Financial Statements and Exhibits

(c) Exhibits

    Exhibit No.    Description

    10.1 Stock Purchase Agreement dated as of January 28, 2005, by and between KPN Telecom B.V. and CORCYRA d.o.o. (incorporated by reference to Exhibit 1 to the Schedule 13D/A filed January 31, 2005 (SEC File No. 005-57093)


    10.2 Escrow Agreement dated as of January 28, 2005 by and between KPN Telecom B.V., CORCYRA d.o.o. and JPMorgan Chase Bank N.A. (incorporated by reference to Exhibit A to the Stock Purchase Agreement, attached as Exhibit 1 to the Schedule 13D/A filed January 31, 2005 (SEC File No. 005-57093)


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                             EUROWEB INTERNATIONAL CORP.


                                             By: /s/ CSABA TORO
                                             ------------------------
                                             Name:  Csaba Toro
                                             Title: Chief Executive Officer

Date:       February 3, 2005
            Budapest, Hungary